QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.1

     $

ARGOSY GAMING COMPANY
ALTON GAMING COMPANY
ARGOSY OF IOWA, INC.
ARGOSY OF LOUISIANA, INC.
BELLE OF SIOUX CITY, L.P.
CATFISH QUEEN PARTNERSHIP IN COMMENDAM
CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.
EMPRESS CASINO JOLIET CORPORATION
THE INDIANA GAMING COMPANY
INDIANA GAMING COMPANY, L.P.
INDIANA GAMING HOLDING COMPANY
INDIANA GAMING II, L.P.
IOWA GAMING COMPANY
JAZZ ENTERPRISES, INC.
THE MISSOURI GAMING COMPANY

[   ]% SENIOR SUBORDINATED NOTES DUE 2011

UNDERWRITING AGREEMENT

July   , 2001

July   , 2001

Morgan Stanley & Co. Incorporated
[Underwriters]
c/o Morgan Stanley & Co. Incorporated
    1585 Broadway
    New York, New York 10036

Dear Sirs and Mesdames:

    Argosy Gaming Company, a Delaware corporation (the "Company"), proposes to issue and sell to the several underwriters named in Schedule I hereto (collectively, the "Underwriters" and individually, an "Underwriter") an aggregate of      principal amount of [    ]% Senior Subordinated Notes due 2011 (the "Notes"), to be issued pursuant to the provisions of an Indenture dated as of July   , 2001 (the "Indenture") among the Company, as Issuer, Alton Gaming Company, an Illinois corporation, Argosy of Iowa, Inc., an Iowa corporation, Argosy of Louisiana, Inc., a Louisiana corporation, Belle of Sioux City, L.P., an Iowa limited partnership, Catfish Queen Partnership in Commendam, a Louisiana limited partnership in commendam, Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company, The Indiana Gaming Company, an Indiana corporation, Indiana Gaming Company, L.P., an Indiana limited partnership, Indiana Gaming Holding Company, an Indiana corporation, Indiana Gaming II, L.P., an Indiana limited partnership, Iowa Gaming Company, an Iowa corporation, Jazz Enterprises, Inc., a Louisiana corporation, and The Missouri Gaming Company, a Missouri corporation as Subsidiary Guarantors (collectively, the "Subsidiary Guarantors," and individually, a "Subsidiary Guarantor" including as of the Closing Date (as defined in Section 4 of this Agreement), Empress Casino Joliet Corporation, an Illinois corporation ("Empress")) and Bank One Trust Company, NA, as Trustee (the "Trustee"). The Notes will be guaranteed by the Subsidiary Guarantors (the "Subsidiary Guarantees").

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement, including a prospectus, relating to the Notes. The registration statement as amended at the time it became effective under the Securities Act of 1933, as amended (the "Securities Act"), is herein referred to as the "Registration Statement."

    In connection with the sale of the Notes, the Company has prepared a preliminary prospectus and will prepare a final prospectus including a description or incorporating by reference a description of the terms of the Notes and the Subsidiary Guarantees, the terms of the offering and a description of the Company and the Subsidiary Guarantors. The prospectus included in the Registration Statement at the time of its effectiveness is herein referred to as the "Base Prospectus"; the preliminary prospectus filed on July 25, 2001 pursuant to Rule 424(b) of the Securities Act is herein referred to as the "Preliminary Prospectus"; the final prospectus, as supplemented, relating to the offering of the Notes, in the form first used to confirm sales of Notes is herein referred to as the "Final Prospectus"; and the Base Prospectus, the Preliminary Prospectus and the Final Prospectus are hereinafter referred to collectively as the "Prospectus"; provided, that if any revised prospectus shall be provided to the Underwriters by the Company for use in connection with the offering of the Notes which differs from the prospectus on file (whether or not such revised prospectus is required to be filed by the Company pursuant to Rule 424(b) of the Securities Act), the term "Prospectus" shall also refer to such revised prospectus from and after the time it is first provided to the Underwriters for such use.

    All references in this Agreement to financial statements and schedules and other information which is "contained," "included," "described," "disclosed," "referred to" or "stated" in the Registration Statement or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Registration Statement or the Prospectus, as the case may be; and all references to the "Registration Statement" or the "Prospectus" shall also be deemed to include all documents incorporated therein by reference. The terms "supplement" and "amendment" or "amend" as used in this Agreement with respect to the Registration Statement or the Prospectus shall be deemed to mean and include the filing of any document filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

    The offering of the Notes and the execution of the Supplemental Indenture are collectively referred to herein as the "Transactions." The Indenture, the Supplemental Indenture, the Subsidiary Guarantees and the Notes are collectively referred to herein as the "Transaction Documents."

    1.  Representations and Warranties  Each of the Company and the Subsidiary Guarantors, as of the date hereof and, as of the Closing Date, jointly and severally represent and warrant to, and agree with, you that:

      (a) The Company is eligible to register the offer and sale of the Notes on Form S-3 under the Securities Act. The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.

      (b) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder; the Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act of 1933, as amended (the "Securities Act") and the applicable rules and regulations of the Commission thereunder; and the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through Morgan Stanley & Co. Incorporated expressly for use therein.

      (c) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

      (d) Each Subsidiary Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, or has been duly formed, is validly existing as a partnership or limited liability company in good standing under the laws of the jurisdiction of its formation, as the case may be, has the requisite power and authority to own its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company or its subsidiaries, taken as a whole. All of the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for liens, encumbrances, equities or claims arising under the Credit Facility.

      (e) The Transactions have been duly and validly authorized by all necessary corporate, partnership and limited liability company action on the part of the Company, the Subsidiary Guarantors and Joliet Acquisition Corporation, ("JAC"), as applicable, and no other proceedings by either the Company, the Subsidiary Guarantors or JAC are necessary to authorize such actions. Prior to the consummation of the Transactions, to the extent required, the Company, JAC and the Subsidiary Guarantors shall have received all consents and approvals required to authorize the consummation of the Transactions.

      (f)  This Agreement has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantors.

      (g) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in law or in equity), and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued.

      (h) The Subsidiary Guarantees to be endorsed on the Notes by the Subsidiary Guarantors have been duly authorized, executed and delivered and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Subsidiary Guarantee of each Subsidiary Guarantor thereon will be the valid and binding obligations of such Subsidiary Guarantor, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in law or in equity), and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued.

      (i)  The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and conforms in all material respects to the rules and regulations of the Commission applicable to an indenture which is qualified thereunder. The Indenture has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Subsidiary Guarantors, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in law or in equity).

      (j)  The Supplemental Indenture has been duly authorized, and, when executed and delivered by the Company and the Subsidiary Guarantors, will be a valid and binding agreement of each of the Company and the Subsidiary Guarantors, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in law or in equity).

      (k) The execution and delivery by the Company, the Subsidiary Guarantors, JAC, and with respect to this Agreement, the Credit Agreement and the Supplemental Indenture, and the performance of their respective obligations under the Transaction Documents and the consummation of the Transactions, as applicable, will not contravene any provision of applicable law or the certificate of incorporation, certificate of formation, operating agreement, partnership agreement or bylaws of the Company or any of its subsidiaries, or any agreement or other instrument binding upon the Company or any of the Subsidiary Guarantors that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company or the Subsidiary Guarantors of their respective obligations under the Transaction Documents, as applicable, except (i) as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes, (ii) other than those consents, authorizations, approvals, orders, exemptions and other actions that have been obtained or taken, and any filings that have been made, as of the date hereof or (iii) where the failure to obtain such consent, approval, authorization, order or qualification would not, either individually or in the aggregate, have a material adverse effect on the Company, and its subsidiaries, taken as a whole.

      (l)  Each of the Company and the Subsidiary Guarantors (i) possesses the permits, licenses, consents and other authorizations (collectively, the "Government Licenses") issued by, and has made all filings with, the appropriate regulatory entities necessary to own, lease and operate its properties and to conduct businesses now operated by it and (ii) all such Government Licenses are valid and in full force and effect. Each of the Company and the Subsidiary Guarantors is in compliance with the terms and conditions of all such Government Licenses, except where the failure to comply would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. No event has occurred (including, without limitation, the receipt of any notice from any regulatory entity) which allows, or after notice or lapse of time, or both, would allow revocation, modification, suspension or termination of any Government License or would result in any other material impairment of the rights of the holder of any such Government License which, singly or in the aggregate, would result in a material adverse effect on the Company and its subsidiaries, taken as a whole. To the knowledge of the Company and the Subsidiary Guarantors, no regulatory entity is considering limiting, suspending or revoking any Government License or is investigating any of them, other than ordinary course administrative reviews or any ordinary course review of the transactions contemplated hereby.

      (m) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus.

      (n) There are no legal or governmental proceedings pending or, to the knowledge of the Company or any Subsidiary Guarantor, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in the Prospectus and proceedings that would not have a material adverse effect on (i) the Company and its subsidiaries, taken as a whole, or (ii) on the power or ability of the Company, the Subsidiary Guarantors or JAC to perform their respective obligations under the Transaction Documents, as applicable, or to consummate the transactions contemplated by the Prospectus.

      (o) The Company and the Subsidiary Guarantors (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

      (p) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

      (q) The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

      (r) No "nationally recognized statistical rating organization" (as such term is defined for purposes of Rule 436(g)(2) under the Securities Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition on the Company retaining any rating assigned to it or any of its securities or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (B) any change in the outlook for any rating of the Company or any of its securities.

    2.  Agreements to Sell and Purchase  The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of the Notes set forth in Schedule I hereto opposite its name at a purchase price of    % of the principal amount thereof (the "Purchase Price") plus accrued interest, if any, from            , 2001 to the Closing Date.

    The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company or warrants to purchase debt of the Company substantially similar to the Notes (other than the sale of the Notes under this Agreement).

    3.  Terms of Public Offering  You have advised the Company that the Underwriters propose to make a public offering of their respective portion of the Notes purchased by the Underwriters hereunder on the terms to be set forth in the Prospectus, as soon after this Agreement is entered into as in your judgment is advisable. The Company is further advised by you that Notes are to be offered to the public initially at    % of their principal amount (the "Public Offering Price") plus accrued interest, if any, from            , 2001 to the Closing Date and to certain dealers selected by you at a price that represents a concession not in excess of    % of their principal amount, and that any Underwriter may allow, and such dealers may reallow, a concession, not in excess of     % of their principal amount, to any Underwriter or to certain other dealers.

    4.  Payment and Delivery  Payment for the Notes shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Notes for the respective accounts of the Underwriters at 10:00 a.m., New York City time, on            , 2001, or at such other time on the same or such other date, not later than            , 2001, as shall be agreed upon by the Underwriters and the Company (the "Closing"). The time and date of such payment are herein referred to as the "Closing Date."

    Payment for the Notes shall be made against delivery to you on the Closing Date for the respective accounts of the several Underwriters of the Notes registered in such names and in such denominations as you shall request in writing no less than one full business day prior to the Closing Date, with transfer taxes, if any, payable in connection with the transfer of the Notes to the Underwriters duly paid.

    5.  Conditions to the Underwriters' Obligations  The obligations of the Company to sell the Notes to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Notes are subject to the condition that the Registration Statement shall have become, and shall remain, effective.

    The several obligations of the Underwriters are subject to the following further conditions:

      (a) All of the representations and warranties of the Company and the Subsidiary Guarantors contained in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on the and as of the Closing Date and each of the Company and the Subsidiary Guarantors shall have performed its respective covenants and agreements and satisfied all conditions under this Agreement on its part required to be performed or satisfied at or prior to the Closing.

      (b) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

        (i)  there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of its securities or in the rating outlook for the Company by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

        (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated in the Prospectus.

      (c) The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company and each of the Subsidiary Guarantors to the effect (i) set forth in Sections 5(a) and 5(b) above and Sections 5(i), and 5(j) below, (ii) that after giving effect to the issuance of the Notes, the Company's interest coverage ratio (as defined in the Indenture) will be greater than 2.0:1, and (iii) that the Company is in compliance with all of the terms and covenants under the Indenture.

    The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

      (d) The Underwriters shall have received on the Closing Date an opinion from (i) Winston & Strawn, outside counsel for the Company and the Subsidiary Guarantors, with respect to matters of Federal, Illinois and Delaware law, (ii) Barnes & Thornsburg with respect to matters of Indiana law, (iii) Nyemaster, Goode, Voigts, West, Hansell & O'Brien with respect to matters of Iowa law, (iv) Brantley & Associates with respect to matters of Louisiana law, (v) Shook, Hardy & Bacon LLP with respect to matters of Missouri law and (vi) the Company's General Counsel, each dated the Closing Date, to the effect set forth in Exhibits A-1, A-2 and A-3, as applicable. Such opinions shall be rendered to the Underwriters at the request of the Company and the Subsidiary Guarantors and shall so state therein.

      (e) The Underwriters shall have received on the Closing Date an opinion of Latham & Watkins, counsel for the Underwriters, dated the Closing Date to the effect set forth in Exhibit B.

      (f)  The Underwriters shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants for the Company and the Subsidiary Guarantors with respect to the period from fiscal year 1999 to the Closing Date, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement and Prospectus; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

      (g) The Underwriters shall have received on each of the date hereof an the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants for Empress with respect to fiscal year 1998, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement and Prospectus; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

      (h) The Underwriters shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof of the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Arthur Andersen LLP , independent public accountants for Empress with respect to fiscal years 1999 and 2000, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement and Prospectus; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

      (i)  None of the issuance and sale of the Notes pursuant to this Agreement, or any of the other transactions contemplated by any of the Transaction Documents or the Prospectus shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued or any action, suit or proceeding shall have been commenced with respect to this Agreement, or any of the other transactions contemplated by the Prospectus, before any court or governmental authority.

      (j)  All conditions to the occurrence of the following transactions shall have been satisfied and all such transactions shall occur immediately following the Closing, the execution and delivery of the Supplemental Indenture, in form and substance satisfactory to the Underwriters.

    6.  Covenants of the Company and the Subsidiary Guarantors  In further consideration of the agreements of the Underwriters contained in this Agreement, each of the Company and the Subsidiary Guarantors covenants with each Underwriter as follows:

      (a) To furnish to you in New York City, without charge, two signed copies of the Registration Statement (including exhibits thereto and documents incorporated therein by reference) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto but including documents incorporated therein by reference) and to furnish you in New York City, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c) below, as many copies of the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

      (b) To advise the Underwriters, promptly after receiving notice or obtaining knowledge thereof, of (i) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any amendment thereto or any order preventing or suspending the use of the Prospectus, or any amendment or supplement thereto, (ii) the suspension of the qualification of the Notes for offering or sale in any jurisdiction, (iii) the institution, threatening or contemplation of any proceeding for any such purpose or (iv) any request made by the Commission for amending the Registration Statement, for amending or supplementing the Prospectus or for additional information. The Company and each Subsidiary Guarantor will use its best efforts to prevent the issuance of any such stop order and, if any such stop order is issued, to obtain the withdrawal thereof as promptly as possible.

      (c) Before amending or supplementing the Registration Statement or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object within five days of being furnished with a copy thereof, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

      (d) If, during such period after the first date of the public offering of the Notes as in the opinion of counsel for the Underwriters the Prospectus is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Notes may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

      (e) To endeavor to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided, however, that the Company shall not be required to (i) qualify as of foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify; (ii) file any general consent to service of process or (iii) subject itself to taxation in any such jurisdiction if it is not so subject.

      (f)  To make generally available to the Company's security holders and to you as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earning statement covering the twelve-month period ending one year after the end of the Company's fiscal quarter in which the closing will occur that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

      (g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's and the Subsidiary Guarantors' counsel and accountants in connection with the registration and delivery of the Notes under the Securities Act and all other fees or expenses in connection with the preparation of the Registration Statement, any preliminary prospectus, the Prospectus and all amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Underwriters, including transfer or other taxes payable thereon, if any, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Notes, (v) the costs and charges of the Trustee or any other trustee and any transfer agent, registrar or depositary, (vi) the cost of the preparation, issuance and delivery of the Notes, (vii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (viii) all other costs and expenses incident to the performance of the obligations of the Company and the Subsidiary Guarantors hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 7 entitled "Indemnity and Contribution", and the last paragraph of Section 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Notes by them and any advertising expenses connected with any offers they may make.

      (h) To cause Empress to deliver and execute the Supplemental Indenture and this Agreement in order that Empress will be deemed a Subsidiary Guarantor under the Indenture and this Agreement for all purposes.

    7.  Indemnity and Contribution

      (a) The Company and each Subsidiary Guarantor, jointly and severally, agree to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through Morgan Stanley & Co. Incorporated expressly for use therein.

      (b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless each of the Company and the Subsidiary Guarantors, their directors, their officers who sign the Registration Statement and each person, if any, who controls the Company or any Subsidiary Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through Morgan Stanley & Co. Incorporated expressly for use in the Prospectus or any amendments or supplements thereto.

      (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 7(a), and by the Company and the Subsidiary Guarantors, in the case of parties indemnified pursuant to Section 7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

      (d) To the extent the indemnification provided for in Section 7(a) or 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Subsidiary Guarantors on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) above but also the relative fault of the Company and the Subsidiary Guarantors on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Subsidiary Guarantors on the one hand and the Underwriters on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Underwriters, in each case as set forth in the Prospectus, bear to the aggregate Public Offering Price of the Notes. The relative fault of the Company and the Subsidiary Guarantors on the one hand and of the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Subsidiary Guarantors on the one hand or by the Underwriters on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters' respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of Notes they have purchased hereunder, and not joint.

      (e) The Company, the Subsidiary Guarantors and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

      (f)  The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company and the Subsidiary Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company or the Subsidiary Guarantors, their officers or directors or any person controlling the Company or the Subsidiary Guarantors and (iii) acceptance of and payment for any of the Notes.

    8.  Termination  This Agreement shall be subject to termination by notice given by you to the Company and the Subsidiary Guarantors, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc., (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 8(a)(i) through 8(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Notes on the terms and in the manner contemplated in the Prospectus.

    9.  Effectiveness; Defaulting Underwriters  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

    If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Notes set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Underwriter. If, on the Closing Date any Underwriter or Underwriters shall fail or refuse to purchase Notes which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or of the Company or the Subsidiary Guarantors. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement or in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

    If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company or the Subsidiary Guarantors to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Subsidiary Guarantors shall be unable to perform their respective obligations under this Agreement, the Company and the Subsidiary Guarantors will reimburse the Underwriters for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

    10.  Counterparts  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    11.  Applicable Law  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

    12.  Headings

    The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[Signature Page Follows]

Very truly yours,
ARGOSY GAMING COMPANY
By:	Dale R. Black Senior Vice President and Chief Financial Officer
ALTON GAMING COMPANY
By:	Dale R. Black Treasurer
ARGOSY OF IOWA, INC.
By:	Dale R. Black Treasurer
ARGOSY OF LOUISIANA, INC.
By:	Dale R. Black Treasurer
CATFISH QUEEN PARTNERSHIP IN COMMENDAM
By:	ARGOSY OF LOUISIANA, INC., its General Partner
	By:	Dale R. Black Treasurer
CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.
By:	Dale R. Black Treasurer

S–1

THE INDIANA GAMING COMPANY
By:	Dale R. Black Treasurer
INDIANA GAMING HOLDING COMPANY
By:	Dale R. Black Treasurer
INDIANA GAMING COMPANY, L.P.
By:	Dale R. Black Treasurer
INDIANA GAMING II, L.P.
By:	Dale R. Black Treasurer
IOWA GAMING COMPANY
By:	Dale R. Black Treasurer
BELLE OF SIOUX CITY, L.P.
By:	Dale R. Black Treasurer
JAZZ ENTERPRISES, INC.
By:	Dale R. Black Treasurer

S–2

THE MISSOURI GAMING COMPANY
By:	Dale R. Black Treasurer
and, as of the Closing Date,
EMPRESS CASINO JOLIET CORPORATION
By:	Name: Title:

S–3

Accepted as of the date hereof

Morgan Stanley & Co. Incorporated

                [underwriters]

Acting severally on behalf of themselves and
the several Underwriters named in Schedule I hereto.

By:	Morgan Stanley & Co. Incorporated
	By:	[ ] Principal

S–4

SCHEDULE I

Underwriter	Principal Amount Notes to be Purchased
Morgan Stanley & Co. Incorporated	$
[underwriters]

QuickLinks

  Exhibit 1.1
  SCHEDULE I